ARTICLES OF INCORPORATION
                               OF
                       Sumex Corporation

 The undersigned, a natural person being more than eighteen years of age, acting as the Incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

                           Article I
                              Name

 The name of the corporation is Sumex Corporation

                           Article II
                            Duration

 The period of duration of the corporation is perpetual.

                           Article III
                             Purposes

 The purpose for which this corporation is organized are:

 Section 1. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

 Section 2. To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign, transfer or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class and description.

 Section 3. To issue promissory notes, bonds, debentures and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

 Section 4. To enter into or exercise contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public or municipal), political subdivisions of the United States or with the Government of the United States.

 Section 5. To acquire and develop any interest in patents, trademarks and copyrights connected with the business of the corporation.

 Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

 Section 7. To acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations or corporations either within or out of the State of Nevada heretofore or thereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the Sate of Nevada; pay for the same in cash, property or the corporation's own securities; hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations and to conduct the whole or any part of any business thus acquired.

 Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel and otherwise deal in and with the corporation's shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation's capital, except to the extent permitted by law.

 Section 9. To reorganize, as an incorporator, or cause to be organized under the laws of any state of the United States of America, or of any commonwealth, territory, agency or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conducting and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

 Section 10. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conductive to or expedient for the protection or benefit of the corporation.

                            Article IV
                          Capitalization

 Section 1. The authorized capital of this corporation shall consist of the following stock: Fifty million common shares, par value $.001 per share. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation. There shall be cumulative voting by shareholders.

 Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

 Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                            Article V
                         Principal Office

 The address of the registered office of the corporation is International Venture Capital and Advisory, Inc., with the address at Suite 210, 3340 Topaz Avenue, city of Las Vegas, county of Clark, zip code 89121, State of Nevada. The corporation may maintain such other office, either within or out of the state of Nevada, as the Boards of Directors my from time to time determine or the business of the corporation may require.

                            Article VI
                            Directors

 The corporation shall be governed by a Board of Directors.  There shall be one
(1) or more directors as to serve, from time to time, as elected by the Shareholders, or by the Board of Directors in the case of a vacancy. The original Board of Directors shall be comprised of one (1) person and the name and address of the person who is to serve as director until the first annual meeting of shareholders when the successors are elected is:

     Robert Wallace
     3340 Topaz, Suite 210
     Las Vegas, NV 89121

                           Article VII
                         Indemnification

 As the Board of Directors may from time to time provide in the By-laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.

                           Article VIII
                           Incorporator

 The name and address of the incorporator is:

     Nathan Drage
     3340 Topaz, Suite 210
     Las Vegas, NV 89121

     Dated this 22nd day of February, 1999.



 _________/s/_________________
       Nathan Drage

                             NOTARY CERTIFICATE


State of Utah        )
                     )ss.
County of Salt Lake  )

 On the 22nd day of February, 1999, Nathan Drage personally appeared before me, a Notary Public, who acknowledged that he executed the foregoing Articles of Incorporation of Sumex Corporation.

                                       ___________/s/___________
                                       Notary Public


My appointment expires: July 1, 2002
Residing at Salt Lake